Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ING U.S. 401(k) Plan for ILIAC Agents (the “Plan”), of our reports (a) dated March 19, 2013 (except for Note 21, as to which the date is April 11, 2013 and for Note 20, as to which the date is June 10, 2013), with respect to the consolidated financial statements of ING U.S., Inc., and to the reference to our firm under the caption “Experts,” included in the Prospectus filed pursuant to Rule 424(b) in connection with its Registration Statement (Form S-4 File No. 333-189199) of ING U.S., Inc. for the offer to exchange the 2.9% Senior Notes due 2018, 5.5% Senior Notes due 2022 and the 5.650% Fixed-to-Floating Rate Junior Subordinated Notes due 2053, and (b) dated June 27, 2013, with respect to the financial statements of the Plan, included in the Plan’s Annual Report (Form 11-K), each for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 18, 2013